Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254931

INVESCO REAL ESTATE INCOME TRUST INC.
SUPPLEMENT NO. 17 DATED FEBRUARY 10, 2023
TO THE PROSPECTUS DATED APRIL 7, 2022

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Invesco Real Estate Income Trust Inc., dated April 7, 2022 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. References herein to the "Company," "we," "us," or "our" refer to Invesco Real Estate Income Trust Inc. and its subsidiaries unless the context specifically requires otherwise.

The purposes of this Supplement are as follows:

•to disclose the launch of our DST Program;
•to disclose the amendment to the Advisory Agreement;
•to disclose the amendment to the partnership agreement;
•to update the description of our net asset value calculation and guidelines;
•to disclose updates to the distribution reinvestment plan;
•to update the conflicts of interest disclosure; and
•to provide other updates to the prospectus.

Launch of the DST Program

The following disclosure modifies the disclosure in the section of the Prospectus entitled "Investment Objectives and Strategies — DST Program" and all related disclosures in the Prospectus.

We, through the Operating Partnership, have commenced the DST Program.

DST Dealer Manager

In connection with the DST Program, Invesco Real Estate Exchange LLC (the "DST Sponsor"), an indirect wholly owned subsidiary of the Operating Partnership, has entered into a dealer manager agreement with our Dealer Manager (in its capacity as the dealer manager for the DST Program, the “DST Dealer Manager”). Pursuant to the DST dealer manager agreement, the DST Dealer Manager agreed to act as dealer manager with respect to the private placements in the DST Program.

Under the DST Dealer Manager Agreement, the DST Sponsor may pay to the DST Dealer Manager upfront selling commissions of up to 5.0% of the price per Interest sold, upfront dealer manager fees of up to 1.0% of the price per Interest sold and placement fees of up to 1.0% of the price per Interest sold. Some or all of the selling commissions and placement fees may be waived or reallowed to participating broker-dealers. In addition, the DST Dealer Manager may receive an ongoing investor servicing fee of 0.25% per annum of the price per Interest sold.

With respect to certain classes of OP Units for which Interests may be exchanged in certain circumstances, the Operating Partnership will pay the DST Dealer Manager ongoing fees in amounts up to: 0.85% per annum of the NAV of any such Class

T-1 Units, consisting of an advisor stockholder servicing fee of 0.65% per annum and a dealer stockholder servicing fee of 0.20% per annum; up to 0.85% per annum of the NAV of such Class S-1 Units; and up to 0.25% per annum of the NAV of such Class D-1 Units. All or a portion of the investor servicing fee may be reallowed to participating broker-dealers.

DST Manager

All material management authority with respect to each DST will be exercised by Invesco DST Manager LLC (the "DST Manager"), an indirect subsidiary of the Adviser.

The Manager has the power and authority to manage substantially all of the affairs and limited investment activities of the DSTs, the primary responsibility for performing administrative actions in connection with the DSTs, and the sole power to determine when it is appropriate to sell the Properties, all of such power and authority is limited to the extent such powers and authority are materially consistent with those conferred upon the trustee in Revenue Ruling 2004-86. The Manager will be managed by personnel associated with Invesco Real Estate.

For its services, the DST Manager generally will receive from each DST a management fee equal to 0.15% of the purchase price of the Interests sold to third parties in the applicable DST Offering. The DST Manager will also receive reimbursements of certain expenses associated with the establishment, maintenance and operation of the DST, the management of the DST Properties and the sale of any DST Property to a third party. In addition, in the event the FMV Option is not exercised and there is a disposition of a DST Property to a third party, the DST Manager will receive a disposition fee equal to 1.0% of the gross sales price for assisting with the disposal of the DST Property.

Advisory Agreement

The following disclosure modifies the description of the Advisory Agreement and the management fee payable to the Adviser in the sections of the Prospectus entitled "Management — The Advisory Agreement — Management Fee, Performance Participation and Expense Reimbursements" and all related disclosures in the Prospectus.

In connection with the DST Program, we, the Operating Partnership and the Adviser entered into the Amended and Restated Advisory Agreement (the “Advisory Agreement”). The Advisory Agreement amends and restates the prior version of the agreement to, among other things, amend the calculation of the asset management fee in connection with the DST Program. As amended, the Company will pay the Adviser a management fee equal to 1.0% of NAV for the Company’s Class T shares, Class S shares, Class D shares and Class I shares, per annum payable monthly, plus commencing January 16, 2030, 1.0% of NAV of shares of Class N common stock, per annum payable monthly, plus 1.0% per annum payable monthly of the total consideration received by the Company or its affiliate for selling Interests to third-party investors, net of up-front fees and expense reimbursements payable out of gross sale proceeds from the sale of such Interests and net of any proceeds from any loans secured directly or indirectly by the DST Properties, and subject to the FMV Option with respect to each DST Property.

The Advisory Agreement was also amended to provide that the Company will reimburse the Adviser for any organization and offering expenses related to the DST Program that exceed $825,000.

In addition, the Advisory Agreement was amended to include certain terms and provisions related to the facilitate the initiation and management of the Company’s DST Program.

Partnership Agreement

The following disclosure modifies the description of the partnership agreement in the section of the Prospectus entitled "Summary of the Operating Partnership Agreement” and all related disclosures in the Prospectus.

In connection with the DST Program, we, on our own behalf as general partner and on behalf of the limited partners of the Operating Partnership, entered into the Amended and Restated Limited Partnership Agreement of Invesco REIT Operating

Partnership LP (the “Partnership Agreement”). The Partnership Agreement amends the prior limited partnership agreement of the Operating Partnership in order to facilitate the issuance of OP Units in exchange for Interests pursuant to the DST Program (in the event the Operating Partnership exercises the FMV Option in the future) and the participation of such OP Units in the distribution reinvestment plan.

In addition, the Partnership Agreement authorizes the Operating Partnership to issue OP Units designated as one of three new classes of OP Units, specifically Class T-1 Units, Class S-1 Units, and Class D-1 Units and provides that such classes may be converted to Class I Units in the event the aggregate selling commissions, dealer manager fees, and investor servicing fees paid by the Company or the Operating Partnership with respect to such Class T-1 Units, Class S-1 Units, and Class D-1 Units and the Interests for which such OP Units were exchanged, reach a fee limit, if any, set forth in the applicable selling agreement between the DST Dealer Manager and participating broker-dealer that sold such Interests in a DST Offering. The Operating Partnership Agreement provides that investor servicing fees payable with respect to a particular class of OP Units will be specially allocated to that class of OP Units.

Net Asset Value Calculation and Guidelines

The disclosure appearing in the section of the Prospectus entitled “Net Asset Value Calculation and Guidelines” beginning on page 162 is supplemented with the following:

Valuation of Assets and Liabilities Associated with the DST Program

We intend to conduct the DST Program to raise capital in private placements through the sale of beneficial interests in DSTs that own specific DST Properties in which the Company, through a subsidiary of the Operating Partnership, will hold a long-term leasehold interest in each DST Property pursuant to a master lease that will be guaranteed by the Operating Partnership. In accordance with the master lease, the Operating Partnership will make rental payments to the DST that owns the DST Property and the Operating Partnership will be responsible for subleasing the DST Property to various tenants. This master lease arrangement means that the Company will bear the risk that the underlying cash flow received from the DST Property may be less than the master lease payments. Additionally, the Operating Partnership will retain the FMV Option giving it the right, but not the obligation, to acquire the Interests from the investors at a later date in exchange for cash or units in the Operating Partnership.

Due to the Company’s continuing involvement with each DST Property through the master lease arrangement and the FMV Option, the Company will include each DST Property in the calculation of NAV at its fair market value (without taking into account the master lease obligations) in the same manner as described under “Valuation of Investments—Wholly-Owned Properties”. The cash received by the Company in exchange for the indirect sale of interests in each DST Property will be valued as an asset with a corresponding liability, initially equal to the cash received, representing the obligations under the master lease. Accordingly, the indirect sale of interests in each DST Property will have no initial net effect to the NAV calculation.

No later than three full calendar months from the close of the offering of each DST Property, Capright will determine the value of the DST Property (taking into account the master lease obligations) no less frequently than quarterly, and that value will be multiplied by the third-party investors’ percentage interest in the DST Property to determine the fair value of the corresponding liability on an ongoing basis.

In the event the FMV Option expires or is terminated without being exercised by the Operating Partnership, the DST Property value will be reduced by the pro rata portion owned by third-party investors with an offsetting reduction in the corresponding liability.

Within "Net Asset Value Calculation and Guidelines" on page 162 of the Prospectus, the first paragraph appearing under the heading "Our Independent Valuation Advisors" is replaced with the following:

One fundamental element of the valuation process, the valuation of our real properties and the debt encumbering our real properties, is performed by our independent valuation advisors, Capright and Chatham, each of which is a valuation firm selected by the Adviser and approved by our board of directors, including a majority of our independent directors. Capright will value our real properties (including the DST Properties) and Chatham will value the property-level debt which encumbers our real properties and our entity-level debt. Capright and Chatham are engaged in the business of rendering opinions regarding the value of commercial real properties and real estate-related debt and are not affiliated with us or the Adviser.

Within "Net Asset Value Calculation and Guidelines" on page 167 of the Prospectus, the second paragraph appearing under the heading "NAV and NAV per Share Calculation" is replaced with the following:

Each class will have an undivided interest in our assets and liabilities, other than class-specific stockholder servicing fees and certain class-specific management fees. Management fees, other than those paid on the DST Property consideration, are a class-specific expense. In accordance with the valuation guidelines, State Street will calculate our NAV per share for each class as of the last calendar day of each month using a process that reflects several components (each as described above), including the estimated fair value of (1) each of our real properties (including the DST Properties) based in part upon individual appraisal reports provided periodically by Capright, (2) our real estate-related securities for which third-party market quotes are available, (3) our other real estate-related securities, if any, (4) our property-level and entity-level debt based in part upon individual valuation reports provided periodically by Chatham, and (5) our other assets and liabilities. Because stockholder servicing fees allocable to a specific class of shares will only be included in the NAV calculation for that class, the NAV per share for our share classes may differ. Operating Partnership units will be valued in the same fashion. Our valuation procedures include the following methodology to determine the monthly NAV of the Operating Partnership and the units. The Operating Partnership has classes of units that are each economically equivalent to our corresponding classes of shares. Accordingly, on the last day of each month, the NAV per Operating Partnership unit of such units equals the NAV per share of the corresponding class. To the extent the Operating Partnership has classes of units that do not correspond to a class of our shares, such units will be valued in a manner consistent with these guidelines. The NAV of the Operating Partnership on the last day of each month equals the sum of the NAVs of each outstanding Operating Partnership unit on such day.

Distribution Reinvestment Plan

The following disclosure modifies the description of the distribution reinvestment plan in the section of the Prospectus entitled "Description of Capital Stock — Distribution Reinvestment Plan” and all related disclosures in the Prospectus.

In connection with the DST Program, the Company amended the distribution reinvestment plan to provide that OP Units issued in exchange for Interests in the event the Operating Partnership elects to exercise its FMV Option are eligible to participate in the distribution reinvestment plan.

The Distribution Reinvestment Plan included in Appendix B of the Prospectus is amended and replaced with the Distribution Reinvestment Plan attached to this Supplement as Exhibit A.

Conflicts of Interest

The disclosure appearing in the section of the Prospectus entitled “Conflicts of Interest” beginning on page 160 is supplemented with the following:

DST Program. The Adviser is affiliated with the DST Dealer Manager and the DST Manager. These relationships may create conflicts of interest with respect to decisions regarding whether to place properties into the DST Program. The Adviser, DST Dealer Manager and the DST Manager will receive fees and expense reimbursements in connection with their roles in the DST Program (certain of which costs are expected to be substantially paid by the private investors in that program).

Suitability Standards

Within “Suitability Standards” on page ii of the Prospectus, the paragraph with the subheading “Ohio Investors” is replaced with the following:

Ohio Investors. Purchasers residing in Ohio may not invest more than 10% of their liquid net worth in us, our affiliates and in any other non-traded investment program. For purposes of Ohio’s suitability standard, “liquid net worth” is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings and automobiles, minus total liabilities) comprised of cash, cash equivalents and readily marketable securities.

Form of Subscription Agreement

The Form of Subscription Agreement included in Appendix C of the Prospectus is amended and replaced with the Form of Subscription Agreement attached to this Supplement as Exhibit B.

Exhibit A
DISTRIBUTION REINVESTMENT PLAN

This Distribution Reinvestment Plan (the “Plan”) is adopted by Invesco Real Estate Income Trust Inc. (the “Company”) pursuant to its Second Articles of Amendment and Restatement (as amended or restated from time to time, the “Charter”). Unless otherwise defined herein, capitalized terms shall have the same meaning as set forth in the Charter.

1.Distribution Reinvestment. As agent for the stockholders of the Company (the “Stockholders”) who purchase Common Shares (collectively, “Shares”) pursuant to (i) a Private Placement, (ii) the Initial Public Offering, or (iii) any future public offering of Shares (a “Future Public Offering”), and who do not opt out of participating in the Plan (or who affirmatively elect to participate in the Plan, as applicable, as set forth in Section 3 below) (the “Common Stock Participants”), the Company will apply all dividends and other distributions declared and paid in respect of the Shares held by each Common Stock Participant and attributable to the class of Shares held by such Common Stock Participant (the “Distributions”), including Distributions paid with respect to any full or fractional Shares acquired under the Plan, to the purchase of additional Shares of the same class for such Common Stock Participant; provided, however, that Common Stock Participants that hold Class N Common Shares acquired in a Private Placement shall have all Distributions applied to the purchase of Class I Common Shares (in lieu of the purchase of additional Class N Common Shares).

Additionally, as agent for the holders (the “Unitholders”) of partnership units (the “OP Units”) of Invesco REIT Operating Partnership LP (the “Partnership”) and who participate in the Plan in accordance with the Partnership’s limited partnership agreement (together with the Common Stock Participants, the “Participants”), the Partnership will apply all Distributions declared and paid in respect of the OP Units held by each Unitholder, including Distributions paid with respect to any full or fractional OP Units, to the purchase of Shares having the same class designation as the applicable class of OP Units for such Unitholder to which such Distributions are attributable.

2.Effective Date. The effective date of the Plan is January 16, 2020, the date that the Private Placement of the Class N Common Shares commenced.

3.Procedure for Participation. Any Stockholder who has received a copy of the Prospectus, as contained in the applicable registration statement filed by the Company with the SEC with respect to the Initial Public Offering or any Future Public Offering, as applicable, will automatically become a Participant unless they elect not to become a Participant by noting such election on their subscription agreement; provided, however, that any Stockholder which (a) resides in a state or other jurisdiction which requires affirmative enrollment in the Plan (as disclosed in the applicable Prospectus) or (b) is a client of a participating broker-dealer that does not permit automatic enrollment in the Plan will only become a Participant if the Stockholder notes such an election on the Stockholder’s subscription agreement. Any Stockholder or Unitholder who has received a copy of the private placement memorandum with respect to a Private Placement will become a Participant by completing and executing an enrollment form or any appropriate authorization form as may be available from the Company, the Partnership, the Company’s transfer agent, the dealer manager for the applicable Private Placement or any soliciting dealer participating in the distribution of Shares for such Private Placement. If any Stockholder or Unitholder initially elects not to be a Participant, they may later become a Participant by subsequently completing and executing an enrollment form or any appropriate authorization form as may be available from the Company, the Partnership, the Company’s transfer agent, the dealer manager for the applicable offering or any soliciting dealer participating in the distribution of Shares for an offering. Participation in the Plan will begin with the next Distribution payable after acceptance of a Participant’s subscription, enrollment or authorization. Shares will be purchased under the Plan on the date that Distributions are paid by the Company. The Company may elect to deny participation in the Plan with respect to a Stockholder or Unitholder that resides in a jurisdiction or foreign country where, in the Company’s judgment, the burden or expense of compliance with applicable securities laws makes participation impracticable or inadvisable.

4.Suitability. Each Participant is requested to promptly notify the Company in writing if the Participant experiences a material change in his or her financial condition, including the failure to meet the income, net worth, investment concentration, status as an “accredited investor” as defined by Regulation D of the Securities Act or other investment suitability standards imposed by the Company or the Partnership, as applicable, and set forth in the applicable memorandum; subscription enrollment form or other authorization form; or the Company’s most recent Prospectus. For the avoidance of doubt, this request in no way shifts to the Participant the responsibility of the Company’s sponsor, or any other person selling Shares on behalf of the Company to the Participant, to make every reasonable effort to determine that the purchase of Shares is a suitable and appropriate investment based on information provided by such Participant.

5.Purchase of Shares.

A.Participants will acquire Shares from the Company (including Shares purchased by the Company for the Plan in a secondary market (if available) or on a stock exchange (if listed)) under the Plan (the “Plan Shares”) at a price equal to the most recently disclosed transaction price per Share applicable to the class of Shares purchased by the Participant (or, with respect to Participants that hold Class N Common Shares acquired in a Private Placement, the most recently disclosed transaction price per Share of the Class I Common Shares) on the date that the Distribution is payable. No upfront selling commissions will be payable with respect to Shares purchased pursuant to the Plan, but such Shares may be subject to ongoing stockholder servicing fees. Participants in the Plan may purchase fractional Shares so that 100% of the Distributions will be used to acquire Shares. However, a Participant will not be able to acquire Plan Shares and such Participant’s participation in the Plan will be terminated to the extent that a reinvestment of such Participant’s Distributions in Shares would cause the percentage ownership or other limitations contained in the Charter to be violated.

B.Plan Shares to be distributed by the Company in connection with the Plan may (but are not required to) be supplied from: (i) Shares that will be issued by the Company in a Private Placement pursuant to an applicable exemption from registration under the Securities Act, (ii) Shares that will be registered with the SEC in connection with the Initial Public Offering, or (iii) Shares to be registered with the SEC in connection with a Future Public Offering.

6.Taxes. THE REINVESTMENT OF DISTRIBUTIONS DOES NOT RELIEVE A PARTICIPANT OF ANY INCOME TAX LIABILITY THAT MAY BE PAYABLE ON THE DISTRIBUTIONS. INFORMATION REGARDING POTENTIAL TAX INCOME LIABILITY OF PARTICIPANTS MAY BE FOUND IN THE PUBLIC FILINGS MADE BY THE COMPANY WITH THE SEC.

7.Share Certificates. The ownership of the Shares purchased through the Plan will be in book-entry form unless and until the Company issues certificates for its outstanding Shares.

8.Reports. On a quarterly basis, the Company shall provide each Participant a statement of account describing, as to such Participant: (i) the Distributions reinvested during the quarter; (ii) the number and class of Shares purchased pursuant to the Plan during the quarter; (iii) the per Share purchase price for such Shares; and (iv) the total number of Shares purchased on behalf of the Participant under the Plan. On an annual basis, tax information with respect to income earned on Shares under the Plan for the calendar year will be provided to each applicable participant.

9.Termination by Participant. A Participant may terminate participation in the Plan at any time, without penalty, by delivering 10 days’ prior written notice to the Company. This notice must be received by the Company prior to the last day of a quarter in order for a Participant’s termination to be effective for such quarter (i.e., a timely termination notice will be effective as of the last day of a quarter in which it is timely received and will not affect participation in the Plan for any prior quarter). Any transfer of Shares by a Participant to a non-Participant will terminate participation in the Plan with respect to the transferred Shares. If a Participant requests that the Company repurchase all or any portion of the Participant’s Shares, the Participant’s participation in the Plan with respect to the Participant’s Shares for which repurchase was requested but that were not repurchased will be terminated. If a Participant terminates Plan participation, the Company may, at its option, ensure that the terminating Participant’s account will reflect the whole number of Shares in such Participant’s account and provide a check for the cash value of any fractional share in such account. Upon termination of Plan participation for any reason, future Distributions will be distributed to the Stockholder or Unitholder in cash.

10.Amendment, Suspension or Termination by the Company. The Board of Directors may by majority vote amend any aspect of the Plan; provided, however, that the Plan cannot be amended to eliminate a Participant’s right to terminate participation in the Plan and that notice of any material amendment must be provided to Participants at least 10 days prior to the effective date of that amendment. The Board of Directors may by majority vote suspend or terminate the Plan for any reason upon 10 days’ written notice to the Participants. The Company may provide notice under this Section 10 by including such information (a) in a Current Report on Form 8-K or in its annual or quarterly reports, all publicly filed with the SEC or (b) in a separate mailing to the Participants.

11.Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability (i) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to timely receipt of notice in writing of such death or (ii) with respect to the time and the prices at which Shares are purchased or sold for a Participant’s account. To the extent that indemnification may apply to liabilities arising under the Securities Act, or the securities laws of a particular state, the Company has been advised that, in the opinion of the SEC and certain state securities commissioners, such indemnification is contrary to public policy and, therefore, unenforceable.
2

Exhibit B

Invesco Real Estate Income Trust Inc. (INREIT)

Subscription Agreement

Investor Services 833.834.4924

Please carefully read the Prospectus (as amended, restated, or supplemented, including all appendixes and exhibits thereto, the "Prospectus") regarding the public offering of Class T shares, Class S shares, Class D shares, Class I shares and Class E shares of common stock (the "shares") of Invesco Real Estate Income Trust Inc. (the "Company"), before deciding to complete and sign this subscription agreement.

PLEASE USE BLUE OR BLACK INK | **PLEASE PRINT CLEARLY IN BLOCK CAPITAL LETTERS**

1 | Investment *(Required: $ Amount / Share Class / Wire or Check / Existing Account)*

A. Subscription Information

Total Investment: $ ____________

☐ Class T Shares

☐ Class S Shares

☐ Class D Shares

☐ Class I Shares

☐ Class E Shares

☐ This is my initial investment. Minimum initial investment is $2,500 for Class D, S, T and E shares and $1,000,000 (unless waived) for Class I shares. The Prospectus contains additional information regarding these share classes, including the different fees which are payable with respect to each class.

☐ This is an additional investment ($500 minimum for all share classes)

Existing Account ____________

☐ Select to waive selling commissions (only applicable to classes T, S, or D)

B. Payment will be made via:

☐ Enclosed Check

☐ Wired Funds

C. Relationship

☐ Check here if you are an affiliate of Invesco Ltd., an employee of Invesco Ltd., a Company officer or director, or an Immediate Family Member of a Company officer or director.

☐ Check here if you are a registered representative or an Immediate Family Member of a registered representative and are waiving upfront selling commissions.

D. Payment Instructions

Checks should be attached to this agreement and made payable to: Invesco Real Estate Income Trust Inc.

* *We do not accept cash, cashier's checks/official bank checks, starter checks, foreign checks, money orders, third-party checks, or traveler's checks.*

Wire to: UMB
Name: SS&C GIDS, Inc. as Agent for Invesco Universal
ABA Routing Number:
DDA:
Reference: FBO (Investor's Name) or Existing Account Number

(Mail Address)
INREIT c/o SS&C GIDS, Inc.

(Overnight Address)
INREIT c/o SS&C GIDS, Inc.

1 "Immediate Family Member" means the child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, or mother-, father-, son-, daughter-, brother-, or sister-in-law of an officer or director, and includes adoptive relationships.

INREIT-FRM-1 2/23

1

INREIT-FRM-1 2 2 | Type of Ownership (Required: Please select one ownership type and attach all applicable documentation) A. Non-Qualified Ownership Individual Ownership (One signature required) Joint Tenants with Rights of Survivorship (Section 3C and 3D must be completed)* Community Property* Tenants in Common* UGMA / UTMA: State of: Trust: (Certification / Trust Documents required. See Section 3E for additional requirements) Corporation / LLC / Partnership: (Corporate Resolution, LLC or Partnership Agreement required) Other: B. Qualified Ownership (All IRA/Retirement accounts require a 3rd party custodian; Section 6 must be completed) Traditional IRA Roth IRA SEP IRA Simple IRA Retirement Plan (Certification of Investment Powers Form or Plan Documents required) Other: *All parties must sign. 3 | Investor Information (Required: Part A and Part B must be completed / Part C and Part D are dependent on investor profile) A. Investor/Primary Information (Investor/Trustee/Administrator/UTMA/UGMA Minor’s Name) First Name: MI: Last Name: Date of Birth (MM/DD/YYYY): Social Security Number / TIN / / If non-resident alien, investor must submit an original, copy, or electronic version of the appropriate Form W-8 (W-8BEN, W-8ECI, W-8EXP or W-8IMY). U.S. Citizen Non U.S. Citizen Resident Alien Non-Resident Alien Country of Citizenship B. Investor/Primary Contact Information Residential Address (P.O. Boxes NOT Accepted): City State ZIP Email Address: Phone Number: - - PLEASE USE BLUE OR BLACK INK PLEASE PRINT CLEARLY IN BLOCK CAPITAL LETTERS

INREIT-FRM-1 3 C. Co-Investor / Beneficial Owner Information (If applicable) First Name: MI: Last Name: Date of Birth (MM/DD/YYYY): Social Security Number / TIN / / If non-resident alien, investor must submit an original, copy, or electronic version of the appropriate Form W-8 (W-8BEN, W-8ECI, W-8EXP or W-8IMY). U.S. Citizen Non U.S. Citizen Resident Alien Non-Resident Alien Country of Citizenship D. Co-Investor/Beneficial Owner Contact Information (Please fill out address if different from section 3B) Residential Address (P.O. Boxes NOT Accepted): City State ZIP Email Address: Phone Number: - - E. Trust / Corporation / Partnership / Pension Fund / Other (If applicable) (Required: Sections 3A and 3B must be completed with Trustee(s) information if the investment is made on behalf of a Trust) Name of Entity: Tax ID Number or Social Security #: Formation Date: Jurisdiction (If Non-U.S.): / / Entity Type: Retirement Plan Trust (Must submit Certification / Trust Documents) S-Corp (Must submit Corporate Resolution) C-Corp (Must submit Corporate Resolution) Partnership (Must submit Partnership Agreement) LLC (Must submit LLC Agreement) Other Exemptions: Exempt Payee Code Exempt from FATCA reporting code (if any) If non-U.S. jurisdiction, please attach a completed applicable Form W-8 (W-8BEN, W-8ECI, W-8EXP, or W-8IMY). PLEASE USE BLUE OR BLACK INK PLEASE PRINT CLEARLY IN BLOCK CAPITAL LETTERS

INREIT-FRM-1 4 4 | Electronic Delivery (Optional) Investor, please initial box if you wish to elect this option Co-Investor, please initial box if you wish to elect this option Subject to availability, you may authorize the Company to provide the Prospectus (including any supplements thereto), reports, proxy statements and other information (collectively, “documents”) electronically by sending the Company instructions in writing in a form acceptable to the Company to receive such documents electronically. By initialing above to consent to electronically receive documents, including your account-specific information, you authorize the Company to either (i) email documents to you directly or (ii) make them available on the Company’s website and notify you by email when and where such documents are available. You must have internet access to use electronic delivery. While the Company imposes no additional charge for this service, there may be potential costs associated with electronic delivery, such as online charges. You may revoke your consent for electronic delivery at any time and the Company will resume sending you a paper copy of all required documents. However, in order for the Company to be properly notified, your revocation must be given to the Company at a reasonable time before electronic delivery has commenced. The Company will provide you with paper copies at any time upon request. Such request will not constitute revocation of your consent to receive required documents electronically. 5 | Distribution Options A. Distribution Reinvestment Plan All stockholders are automatically enrolled in the Company’s distribution reinvestment plan (the “DRIP”) other than residents of Alabama, Idaho, Kansas, Kentucky, Maryland, Massachusetts, Nebraska, New Jersey, North Carolina, Ohio, Oregon, Vermont and Washington or clients of certain participating broker-dealers that do not permit automatic enrollment in the plan. If you do not wish to be enrolled in the DRIP, check the appropriate box below. Initial I. I am a resident of Alabama, Idaho, Kansas, Kentucky, Maryland, Massachusetts, Nebraska, New Jersey, North Carolina, Ohio, Oregon, Vermont or Washington, which do not permit automatic enrollment in the DRIP and I do wish to be enrolled in the DRIP. II. I am a client of a participating broker-dealer that does not permit automatic enrollment in the DRIP and I do wish to be enrolled in the DRIP. III. I DO NOT wish to participate in the DRIP. a. Non-custodial investors: complete Section 5B below b. Custodial investors: all cash distributions will be sent to your Custodian of record B. Cash Distributions Select cash distribution option below only if you do not wish to enroll in the DRIP and do not have custodial ownership of the account. Mail distribution check to residential address listed in Section 3B Direct Deposit (if checking account; enclose voided check / if savings account; include letter from your bank) Mail distribution check to a third party financial institution Name of Financial Institution: Mailing Address: City State ZIP Routing Number: Account Number: PLEASE USE BLUE OR BLACK INK PLEASE PRINT CLEARLY IN BLOCK CAPITAL LETTERS

INREIT-FRM-1 5 I (we) hereby authorize the Company to deposit distributions from my (our) common stock of the Company into the account at the financial institution indicated in Section 6 or the alternative instructions below. I (we) further authorize the Company to debit my (our) account noted above in the event that the Company erroneously deposits additional funds to which I am (we are) not entitled, provided that such debit shall not exceed the original amount of the erroneous deposit. In the event that I (we) withdraw funds erroneously deposited into my (our) account before the Company reverses such deposit, I (we) agree that the Company has the right to retain any future distributions to which I am (we are) entitled until the erroneously deposited amounts are recovered by the Company. This authorization is to remain in full force and effect until the Company has received written notice from me (us) as of the termination of this authorization in time to allow reasonable opportunity to act on it, or until the Company has sent me (us) written notice of termination of this authorization. 6 | Custodian Information (Completion by Custodian Required) Name of Custodian: Address: City State ZIP Custodian Tax ID No. Custodian Account Number: Email Address: Phone Number: - - The undersigned, being the custodian of the entity invested in the Company by the investor, hereby accepts and agrees to this subscription. If the custodian of the IRA being invested in the Company by the investor accepts and agrees to the investor’s election (if applicable) to invest distributions in additional shares of the Company pursuant to the terms of the Prospectus and the DRIP described therein, please initial here. 7 | Investor(s) Acknowledgements and Investor Signatures The Company is required by law to obtain, verify, and record certain personal information from you or persons on your behalf in order to establish the account. Required information includes name, date of birth, permanent residential address, and social security/taxpayer identification number. The Company may also ask to see other identifying documents. If you do not provide the information, the Company may not be able to open your account. By signing the subscription agreement, you agree to provide this information and confirm that this information is true and correct. If the Company is unable to verify your identity, or that of another person(s) authorized to act on your behalf, or if the Company believes it has identified potentially criminal activity, the Company reserves the right to take action as it deems appropriate which may include closing your account. Please separately initial each of the representations below. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make the representation of your behalf. In order to induce the Company to accept this subscription, I hereby represent and warrant to the Company as follows: PLEASE USE BLUE OR BLACK INK PLEASE PRINT CLEARLY IN BLOCK CAPITAL LETTERS

INREIT-FRM-1 6 Required Acknowledgments - All items listed below must be read and initialed. Investor / Owner Co-Investor / Joint-Owner A I have received a copy of the final Prospectus. B I have (i) a minimum net worth (not including home, home furnishings and automobiles) of at least $250,000, or (ii) a minimum net worth (as previously described) of at least $70,000 and a minimum gross annual income of at least $70,000. C In addition to the general suitability requirements described above, I/we meet the higher suitability requirements, if any, imposed by my state of primary residence as set forth in the Prospectus under “SUITABILITY STANDARDS.” D If I am an entity that was formed for the purpose of purchasing Shares, each individual that owns an interest in such entity meets the general suitability requirements described above. E I acknowledge that there is no public market for the Shares, and thus my investment in the Shares is not liquid. F I acknowledge that the Shares have not been registered and are not expected to be registered under the laws of any country or jurisdiction outside of the United States except as otherwise described in the Prospectus. G I am purchasing the Shares for my own account. H I understand the transaction price per share at which my investment will be executed will be made available at www.inreit.com, via the Company’s toll-free telephone line at 833-834-4924 and in a prospectus supplement filed with the SEC, available at www.sec.gov. I I understand that my subscription request will not be accepted before the later of (i) two business days before the first calendar day of the month and (ii) three business days after the transaction price is made available. I understand I that I am not committed to purchase Shares at the time my subscription order is submitted, and I may cancel my subscription at any time before the time it has been accepted as described in the previous sentence. I understand that I may withdraw my purchase request by notifying the transfer agent, through my financial intermediary, or directly on the Company’s toll-free automated telephone line, 833-834-4924. State Specific Requirements (Only applicable if your state/territory is listed) For purposes of determining whether you satisfy the standards below, your net worth is calculated excluding the value of your home, home furnishing and automobiles. For the purposes of these suitability standards, unless otherwise indicated, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities. Investor / Owner Co-Investor / Joint-Owner Alabama Residents Only: If I am an Alabama resident, my investment in Invesco Real Estate Income Trust Inc. and other affiliated public non-listed REITs may not exceed 10% of my liquid net worth. California Residents Only: If I am a California resident, I may not invest more than 10% of my liquid net worth in Invesco Real Estate Income Trust Inc. PLEASE USE BLUE OR BLACK INK PLEASE PRINT CLEARLY IN BLOCK CAPITAL LETTERS

PLEASE USE BLUE OR BLACK INK PLEASE PRINT CLEARLY IN BLOCK CAPITAL LETTERS

State Specific Requirements (Only applicable if your state/territory is listed) For purposes of determining whether you satisfy the standards below, your net worth is calculated excluding the value of your home, home furnishing and automobiles. For the purposes of these suitability standards, unless otherwise indicated, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.	**Investor / Owner**	**Co-Investor / Joint-Owner**
Idaho Residents Only: If I am an Idaho resident, I have either (a) a liquid net worth of $85,000 and annual gross income of $85,000 or (b) a net worth of $300,000 (excluding the value of my home, furnishings and automobiles). Additionally, my investment in Invesco Real Estate Income Trust Inc. may not exceed 10% of my liquid net worth.		
Iowa Residents Only: If I am an Iowa resident, I have either (i) a liquid net worth of $85,000 and annual gross income of $85,000 or (ii) a net worth of $300,000 (excluding the value of my home, furnishings, and automobiles). In addition, my aggregate investment in Invesco Real Estate Income Trust Inc. may not exceed 10% of my liquid net worth.		
Kansas Residents Only: If I am a Kansas resident, I acknowledge that it is recommended by the Office of the Kansas Securities Commissioner that I limit my aggregate investment in this offering and other non-traded real estate investment trusts to not more than 10% of my liquid net worth. For these purposes, liquid net worth is defined as that portion of total net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
Kentucky Residents Only: If I am a Kentucky resident, I may not invest, in the aggregate, more than 10% of my liquid net worth in Invesco Real Estate Income Trust Inc. or other affiliated public, non-listed REITs.		
Maine Residents Only: If I am a Maine resident, I acknowledge that the Maine Office of Securities recommends that my aggregate investment in Invesco Real Estate Income Trust Inc. and similar direct participation investments not exceed 10% of my liquid net worth. For these purposes, liquid net worth is defined as that portion of total net worth that is comprised of cash, cash equivalents and readily marketable securities.		
Massachusetts Residents Only: If I am a Massachusetts resident, my investment in Invesco Real Estate Income Trust Inc. and other illiquid direct participation programs may not exceed 10% of my liquid net worth.		
Missouri Residents Only: If I am a Missouri investor, my investment in Invesco Real Estate Income Trust Inc. may not exceed 10% of my liquid net worth.		
Nebraska Residents Only: If I am a Nebraska resident, I must have either (a) an annual gross income of at least $70,000 and a net worth of at least $70,000, or (b) a net worth of at least $250,000. In addition, if I am not an accredited investor as defined in Regulation D under the Securities Act of 1933, as amended, I must limit my aggregate investment in Invesco Real Estate Income Trust Inc. and in the securities of other non-publicly traded programs to 10% of my net worth.		
New Jersey Residents Only: If I am a New Jersey resident, I must have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of $350,000. For purposes of New Jersey's suitability standard, "liquid net worth" is defined as that portion of net worth (total assets exclusive of home furnishings, and automobiles, minus total liability) that consists of cash, cash equivalent and readily marketable securities. In addition, an investment in Invesco Real Estate Income Trust Inc., its affiliates and other non-publicly traded direct investment programs (including REITs, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed 10% of my liquid net worth.		

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PLEASE USE BLUE OR BLACK INK PLEASE PRINT CLEARLY IN BLOCK CAPITAL LETTERS

State Specific Requirements (Only applicable if your state/territory is listed)	Investor / Owner	Co-Investor / Joint-Owner
New Jersey Residents Only: If I am a New Jersey resident, New Jersey investors are advised that the Class T, S, and D shares will be subject to upfront selling commissions of up to 3.50% of the transaction price per annum and dealer manager fees and/or stockholder servicing fees of up to 0.85% of the transaction price per annum. These fees will reduce the amount of the purchase price that is available for investment and will cause the per share purchase price to be greater than the estimated value per share that will be reflected on my account statement (by broker dealers reporting a valuation calculated in accordance with NASD Rule 2340(c)(1)(A) relating to net investment valuation guidelines). These fees may also reduce the amount of distributions that are paid with respect to Class T, S, and D shares.		
North Dakota Residents Only: If I am a North Dakota resident, I have a net worth of at least ten times my investment in Invesco Real Estate Income Trust Inc.		
Ohio Residents Only: If I am an Ohio resident, my investment in Invesco Real Estate Income Trust Inc., its affiliates, and in any other non-traded investment program may not exceed 10% of my liquid net worth. For purposes of Ohio's suitability standard, "liquid net worth" is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings and automobiles, minus total liabilities) comprised of cash, cash equivalents and readily marketable securities.		
Oregon Residents Only: If I am an Oregon resident, I may not invest more than 10% of my liquid net worth in Invesco Real Estate Income Trust Inc.		
Pennsylvania Residents Only: If I am a Pennsylvania resident, I may not invest more than 10% of my net worth in Invesco Real Estate Income Trust Inc.		
Puerto Rico Residents Only: If I am a Puerto Rico resident, my investment in Invesco Real Estate Income Trust Inc., our affiliates, and other public, non-listed REITs may not exceed 10% of my liquid net worth. For purposes of Puerto Rico's suitability standard, "liquid net worth" is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) consisting of cash, cash equivalents, and readily marketable securities.		
Tennessee Residents Only: If I am a Tennessee resident, I may not invest more than 10% of my liquid net worth (exclusive of home, home furnishings and automobiles) in Invesco Real Estate Income Trust Inc.		
Vermont Residents Only: If I am a Vermont resident who is not an "accredited investors" as defined in 17 C.F.R. §230.501, I may not purchase an amount in this offering that exceeds 10% of my liquid net worth. For purposes of Vermont's suitability standard, "liquid net worth" is defined as total assets (not including home, home furnishings or automobiles) minus total liabilities.		

In the case of sales to fiduciary accounts, the minimum standards above shall be met by the beneficiary, the fiduciary, account, or, by the donor or grantor, who directly or indirectly supplies the funds to purchase the shares if the donor or grantor is the fiduciary.

If you do not have another broker-dealer or other financial intermediary introducing you to the Company, then your Shares will be held in your name on the books of the Company. Invesco Distributors, Inc. (the "Dealer Manager") will not be deemed to act as your broker of record in connection with any investment in the Company. Please see Section 7 above.

I declare that the information supplied above is true and correct and may be relied upon by the Company. I acknowledge that the broker-dealer/financial advisor (broker-dealer/financial advisor of record) indicated in Section 8 of this subscription agreement and its designated clearing agent, if any, will have full access to my account information, including the number of Shares I own, tax information (including the Form 1099) and redemption information. Investors may change the broker-dealer/financial advisor of record at any time by contacting the Company at 833-834-4924.

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INREIT-FRM-1 9 PLEASE USE BLUE OR BLACK INK PLEASE PRINT CLEARLY IN BLOCK CAPITAL LETTERS Substitute IRS Form W-9 Certifications (required for U.S. investors): I, THE UNDERSIGNED, CERTIFY, under penalties of perjury, (i) that the taxpayer identification number shown on this subscription agreement is true, correct and complete (or I am waiting for a number to be issued), (ii) that I am not subject to backup withholding either because (a) I am exempt from backup withholding, (b) I have not been notified by the Internal Revenue Service (“IRS”) that I am subject to backup withholding as a result of a failure to report all interest or distributions, or (c) the IRS has notified me that I am no longer subject to backup withholding, (iii) I am a U.S. citizen or other U.S. person (including a resident alien) and (iv) the FATCA code(s) entered on this form (if any) indicating that I am exempt from FATCA reporting is correct. Certification instructions. You must cross out item (ii) above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. See Form W-9 instructions at http://www.irs.gov. Exempt payee code (if any) Exemption from FATCA reporting code (if any) BY SIGNING THIS AGREEMENT YOU ARE NOT WAIVING ANY RIGHTS UNDER THE FEDERAL OR STATES SECURITIES LAWS. Printed Name of Account Owner / Authorized Signatory: Signature of Account Owner / Authorized Signatory: Date: x / / Printed Name of Co-Investor / Joint Owner (If Applicable): Signature of Co-Investor / Joint Owner (If Applicable): Date: x / / Printed Name of Custodian (If Applicable): Signature of Custodian (If Applicable): Date: x / / 8 | Broker-Dealer/Financial Professional Information A. Broker Dealer / RIA / Trust Co. Broker-Dealer RIA Name Trust Co: Advisor Name: Client Account Number: Mailing Address: City State ZIP Email Address: Phone Number: - - Branch Number (BD Only): Rep/CRD Number (BD Only):

INREIT-FRM-1 10 PLEASE USE BLUE OR BLACK INK PLEASE PRINT CLEARLY IN BLOCK CAPITAL LETTERS The undersigned registered representative of the broker-dealer or RIA representative confirms that he/she (i) has reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) has discussed such investor’s prospective purchase of Shares with such investor; (iii) has advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the Shares; (iv) has delivered the Prospectus and related supplements, if any, to such investor; (v) has reasonable grounds to believe that the investor is purchasing these Shares for his or her own account; (vi) has reasonable grounds to believe that the purchase of Shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto; (vii) understands that the sale of Shares in accordance with the Prospectus is subject to any applicable enhanced standard of conduct, including, but not limited to, the “best interest” standard applicable under Rule 151-1 under the Securities Exchange Act of 1934, as amended; and (viii) has advised such investor that the Shares have not been registered and are not expected to be registered under the laws of any country or jurisdiction outside of the United States except as otherwise described in the Prospectus. The undersigned registered representative of the broker-dealer or RIA representative further represents and certifies that, in connection with this subscription for Shares, he/she has complied with and has followed all applicable policies and procedures under their firm’s existing Anti-Money Laundering Program and Customer Identification Program. If you do not have another broker-dealer or other financial intermediary introducing you to the Company, then the account will be held in your name on the books of the Company. You understand the Dealer Manager is not a full-service broker-dealer and it is not holding securities in an account. The Dealer Manager’s primary business is to serve as wholesaler on behalf of its affiliated institutional clients. Accordingly, you understand you are not the Dealer Manager’s customer for any purpose. The Dealer Manager relies upon your representations above, including that you have ensured this subscription follows all applicable policies and procedures under your broker-dealer or RIA firm’s existing Anti-Money Laundering Program and Customer Identification Program. The Dealer Manager will not monitor your investments, and has not and will not make any recommendation regarding your investments. If you (or your client) want to receive financial advice regarding a prospective investment in the Shares, contact a broker-dealer or other financial intermediary directly to provide such advice to you. Registered Rep / Financial Advisor / RIA / Trust Co. Signature: Date: x / / Broker-Dealer Signature (if required/applicable): Date: x / / Branch Manager Signature (if required/applicable): Date: x / / 9 | Important Investor Information All items on this form must be completed to process the application. Please note that the Company, its agents, and participating broker-dealers are required by law to obtain, verify, and record certain personal information obtained to establish this account. We may also ask for other identifying documents or financial information relevant to a suitability assessment. If that information is not provided, we may not be able to open the account. To invest in the Company, we only accept checks drawn from a U.S. bank account or wired funds from a U.S. financial institution (ACH network member). We do not accept money orders, traveler’s checks, starter checks, foreign checks, counter checks, third-party checks, or cash. No sale of Shares may be completed until at least five business days after you receive the final Prospectus. To be accepted, a subscription request must be made with a completed and executed subscription agreement in good order and payment of the full purchase price at least five business days prior to the first calendar day of the month (unless waived by the Dealer Manager). You will receive a written confirmation of your purchase. All items on the subscription agreement must be completed for your subscription to be processed. Subscribers are encouraged to read the Prospectus in its entirety for a complete explanation of an investment in the Shares. For questions, please contact: Investor Relations: 833.834.4924

INREIT-FRM-1 11 PLEASE USE BLUE OR BLACK INK PLEASE PRINT CLEARLY IN BLOCK CAPITAL LETTERS Important Information for Investors in the Distribution Reinvestment Plan: If investors participating in the DRIP or making subsequent purchases of Shares experience a material adverse change in their financial condition or can no longer make the representations or warranties set forth herein, they are asked to promptly notify the Company and their broker-dealer or other financial intermediary in writing. A broker-dealer or other financial intermediary may notify the Company if an investor participating in the DRIP can no longer make the representations or warranties set forth herein, and the Company may rely on such notification to terminate such investor’s participation in the DRIP. This request in no way shifts to the investor the responsibility of the Company’s sponsor, or any other person selling Shares on behalf of the Company to the investor, to make every reasonable effort to determine that the purchase of Shares is a suitable and appropriate investment based on information provided by such investor. Important Information for Investors Purchasing Shares Under the Terms for Uniform Gifts or Transfers to Minors (UGMA / UTMA): To the extent that shares of the Company are purchased for the benefit of a minor under UGMA /UTMA, the minor will be required to complete a Subscription Eligibility Form and Account Application at the time that he or she becomes of legal age as defined by the law of the minor’s state of residency. 10 | Review / Wire Instructions A. Instructions – Please review the checklist below to ensure that this subscription document is completed Section 1: Investment Amount, Share Class, Initial or Additional Investment, Relationship, Check or Wire, Existing Account Number KYC/AML documentation that may be required Section 2: Ownership Type, Custodial Information for Qualified Accounts Additional Documentation as required Section 3: Required: Section 3A and 3B Section 3C and 3D if joint owners/co-investors/co-trustees, etc. Section 3E is specific to account type listed Section 4: Please initial if electronic delivery is requested Section 5: Required: Selection must be made for Distribution Reinvestment Plan if not participating in DRIP. Please review to confirm selection Section 6: Required: Must be populated and signed by Custodian Section 7: Required: Must be initialed for items A-H; if joint / co-investor account, both parties must initial If the investors state is listed, initials required; if joint / co-investor account both parties must initial Required: Account Owner / Authorized Signatory signature, if joint / co-investor account both parties must sign Section 8: Required: Must be populated and signed by Advisor / Broker Dealer / RIA / Trust Company Final Review: Investor Signatures and/or Initials: Section 5 and 7 Custodian Signature: Section 7 Advisor / Financial Professional Signatures: Section 8 Funding: Does the account from which funds will be used to invest and identified in section 6 or 8 have available the amount listed in Section 1?